EXHIBIT 10.1


                                    AMENDMENT
                                     TO THE
                CELGENE CORPORATION 1998 LONG-TERM INCENTIVE PLAN


         WHEREAS, the Celgene Corporation (the "Company") maintains the Celgene Corporation 1998 Long-Term Incentive Plan, as amended from time to time (the "Plan");

         WHEREAS, pursuant to Article 12 of the Plan, the Board of Directors of the Company (the "Board") may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

         WHEREAS, the Board desires to amend the Plan, effective as of June 18, 2002.

         NOW, THEREFORE, pursuant to Article 12 of the Plan, the Plan is hereby amended, effective as of June 18, 2002, as follows:

         1. Section 2.25 of the Plan is amended by adding the following language at the end thereof:

                  "Notwithstanding the foregoing, with respect to any Stock Option outstanding on June 18, 2002, with an exercise price greater than the Fair Market Value of a share of Common Stock on such date or any Stock Option granted on or after June 18, 2002, "Retirement" shall also mean a Participant's Termination of Employment due to a voluntary resignation at or after the attainment of age fifty-five (55) and the completion of five
                  (5) years of service as determined by the Committee in its sole discretion (after taking into account any breaks in service)."